CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated February 10, 2005, with respect to the financial statements of Unicast Communications Corp. included in the Current Report (Form 8-K/A) of Viewpoint Corporation. We also consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121955, 333-114315, 333-111595, 333-105127, 333-102829, 333-64176, 333-67213, and 333-25987) and Form S-8 (Nos. 333-97719, 333-86817, 333-67223, 333-28403, 333-26557, 333-20939, and 333-17209) of Viewpoint Corporation of our report dated February 10, 2005, related to the financial statements of Unicast Communications Corp.

/s/ TARLOW & CO., C.P.A.’S

New York, New York

March 22, 2005